Exhibit 3.20

BY-LAWS OF JEWELL SMOKELESS COAL CORPORATION

ARTICLE I

NAME:

The name of the corporation shall be that fixed in its Charter, namely “Jewell Smokeless Coal Corporation.”

ARTICLE II

OBJECTS AND PURPOSES:

The objects and purposes of this corporation shall be those stated in its Charter.

ARTICLE III

CAPITAL STOCK:

The capital stock of the corporation shall consist of the number of shares and of the par value as stated in the Charter or any amendment thereto.

ARTICLE IV

STOCKHOLDERS MEETING:

The annual meeting of the stockholders of the corporation shall be held on the second Tuesday in December of each year for the purpose of electing directors and transacting such other business as may properly come before the meeting. Notice of such annual meeting shall be given stockholders appearing on the books of the corporation by sending through the post office or otherwise to their address appearing on the books of the corporation, at least ten (10) days prior to the meeting, a written or printed notice signed by the Secretary stating the time, place of holding and purpose of such meeting. Special meetings of the stockholders may be called by the board of directors and notice thereof shall be given in the same manner as is provided with respect to the annual meeting.

ARTICLE V

BOARD OF DIRECTORS:

Sec. 1. The board of directors shall have general supervision and management of the business of this corporation and shall fix the compensation for all the officers of the corporation.

Sec. 2. The board of directors shall consist of not less than three persons nor more than seven who may or may not be stockholders in the corporation. They shall be elected immediately after the adoption of by-laws and annually thereafter at the annual meeting of the stockholders.

Sec. 3. Whenever a vacancy shall occur in the board of directors by death, resignation or otherwise, it shall be filled without undue delay by a majority of votes of the remaining members of the board of directors or by the stockholders. The person chosen shall hold the office until the next annual meeting of the stockholders or until his successor is elected and qualified.

Sec. 4. The annual meeting of the directors shall be held immediately following the annual meeting of stockholders; special meetings of the directors may be held at any time upon call of the President or upon the call of a majority of the board of directors.

Sec. 5. A majority of the directors shall constitute a quorum at all meetings of the board.

ARTICLE VI

OFFICERS:

The officers of the corporation may consist of a President, Vice-President, Secretary and Treasurer and an Assistant Treasurer and Assistant Secretary.

Any person may hold two or more offices except that the President shall not also be Secretary nor an Assistant Secretary of the corporation. Said officers shall be elected by a majority vote of the directors. The first election of officers shall be held directly after the organization of the board of directors. Subsequent elections may be held annually thereafter. In case of the death, resignation or removal of any officer of the corporation, the board of directors shall elect his or her successor, who shall hold by like tenure for the unexpired term.

ARTICLE VII

DUTIES OF THE PRESIDENT:

It shall be the duty of the President of the corporation to preside at all meetings of the stockholders and board of directors and to perform all other duties as may be imposed upon the President by these by-laws or by resolution of the board of directors.

ARTICLE VIII

DUTIES OF THE VICE-PRESIDENT:

In the absence or disability of the President, the Vice-President shall have all the powers and be subject to all the duties of the President so long as such absence or disability continues.

ARTICLE IX

DUTIES OF THE SECRETARY:

It shall be the duty of the Secretary to keep a correct record of all meetings of the stockholders and board of directors. He shall also have charge of the stock books of the corporation and shall countersign all certificates of stock which when issued he shall number consecutively, beginning at one as they shall issue and shall show the name of the holder on the stock books and shall present said certificate to the president for his or her signature; he shall also note all transfers or assignments of certificates of stock upon the stock books of the corporation. The secretary shall also perform all other administrative duties and functions imposed upon, or delegated to, him by resolution of the board of directors.

ARTICLE X

DUTIES OF THE TREASURER:

It shall be the duty of the Treasurer to give the collection and disbursement of money a general supervision. He shall sign all notes and other evidences of indebtedness. He shall have general charge of the bookkeeping and accounts of the corporation and shall keep or cause to be kept a correct set of books showing the financial status and position of the corporation at all times. The treasurer shall submit to the board of directors at each regular or special meeting called for that purpose, a statement showing the financial condition of the corporation at the time the same is made.

ARTICLE XI

DUTIES OF THE ASSISTANT SECRETARY AND ASSISTANT TREASURER:

In the absence or disability of the Secretary and/or Treasurer, the Assistant Secretary and/or Assistant Treasurer shall have all the powers and be subject to all the duties of the Secretary and/or Treasurer so long as such absence or disability continues.

ARTICLE XII

AMENDMENTS:

These by-laws may be amended, added to or altered by a majority of the stockholders in number of shares held at any regular meeting or special meeting called for that purpose, but no by-laws regulating the election of officers and directors for the corporation shall be made within thirty (30) days before any election.